Exhibit 99.1

         LTC Clarifies First Quarter Cash Dividend on Its Common Stock

     MALIBU, Calif.--(BUSINESS WIRE)--Feb. 2, 2005--LTC Properties, Inc. (NYSE:LTC) announced that it wishes to clarify the declaration of the common stock dividend issued earlier today.
     The dividend declared in the amount of $0.30 per common share payable on March 31, 2005 to stockholders of record on March 18, 2005 is the common stock dividend for the first quarter of fiscal 2005.
     The fourth quarter fiscal 2004 dividend in the amount of $0.30 per common share was paid on December 31, 2004 to stockholders of record on December 17, 2004 as formerly announced on October 18, 2004.
     For more information on LTC Properties, Inc., visit the Company's website at www.ltcproperties.com.


     CONTACT: LTC Properties, Inc.
              Andre C. Dimitriadis or Wendy L. Simpson, 805-981-8655